AS  FILED  WITH  THE  SECURITIES  AND  EXCHANGE  COMMISSION  ON  MAY  23,  2002
                                                Registration No. 33-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                    SBE, INC.
             (Exact name of registrant as specified in its charter)

    DELAWARE                          3577                     94-1517641
(State or other juris-          (Primary Standard           (I.R.S. Employer
diction of  incorporation     Industrial Classification     Identification
   or organization)                 Code Number)                 Number)

                          2305 CAMINO RAMON, SUITE 200
                              SAN RAMON, CA  94583
                                 (925) 355-2000
          (Address, including zip code, and telephone number, including area code of Registrant's principal executive offices)

                                DAVID W. BRUNTON
                CHIEF FINANCIAL OFFICER, VICE PRESIDENT, FINANCE
                                  AND SECRETARY
                          2305 CAMINO RAMON, SUITE 200
                              SAN RAMON, CA  94583
                                 (925) 355-2000

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                ----------------
                                   Copies to:

                             CHRISTOPHER A. WESTOVER
                               COOLEY GODWARD LLP
                         ONE MARITIME PLAZA, 20TH FLOOR
                            SAN FRANCISCO, CA  94111
                                 (415) 693-2000

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   AS SOON AS PRACTICABLE AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ___

If  any  of  the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following
box.    X

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. __

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. __

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. __

                         CALCULATION OF REGISTRATION FEE

Title of Class of          Proposed Maximum         Proposed Maximum
Securities to be                Offering                Aggregate           Amount of
   Registered            Amount to be Registered   Price per Share (1)   Offering Price (1)   Registration Fee
-----------------------  -----------------------  --------------------  -------------------  -----------------
 COMMON STOCK, par           678,096 shares             $  1.97  $          1,335,849.12        $  122.90
 value  $0.001 per share




(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act based upon the average of the high and low prices of our Common Stock as reported the Nasdaq SmallCap Market on May 21, 2002.
                               ___________________

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT CONTAINING THIS PROSPECTUS THAT WAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                   PROSPECTUS

                                    SBE, INC.
                          2305 CAMINO RAMON, SUITE 200
                           SAN RAMON, CALIFORNIA 94583
                           TELEPHONE:  (925) 355-2000

                                 678,096 SHARES

                                  COMMON STOCK

THE  SELLING STOCKHOLDERS:      The selling stockholders identified in this
                                prospectus are selling up to 678,096 shares of our common stock. We are not selling any shares of our common stock under this prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholder.

OFFERING PRICE:                 The selling stockholders may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. We provide more information about how they may sell their shares in the section titled "Plan of Distribution" on page 10.

TRADING MARKET:                 Our common stock is listed on the Nasdaq SmallCap Market under the symbol "SBEI." On May 21, 2002, the last sale price of our common stock, as reported on the Nasdaq SmallCap Market, was $2.02.

RISKS:                          INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK
                                FACTORS" BEGINNING ON PAGE 3.

THE SHARES OFFERED OR SOLD UNDER THIS PROSPECTUS HAVE NOT BEEN APPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAVE THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  THE DATE OF THIS PROSPECTUS IS MAY 23, 2002.

TABLE OF CONTENTS                            PAGE
Prospectus Summary                            2
Risk Factors                                  3
Use of Proceeds                               9
Dividend Policy                               9
Selling Stockholders                          9
Plan of Distribution                         10
Legal Matters                                11
Experts                                      11
Where You Can Get More Information           11


                               PROSPECTUS SUMMARY

     The following is a summary of our business. You should carefully read the section entitled "Risk Factors" in this prospectus and our annual report on Form 10-K for the fiscal year ended October 31, 2001 for more information on our business and the risks involved in investing in our stock.

     In addition to the historical information contained in this prospectus, this prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. These statements may be identified by the use of words such as "expects," "anticipates," "intends," "plans" and similar expressions. The outcome of the events described in these forward-looking statements is subject to risks and actual results could differ materially. The sections entitled "Risk Factors" beginning on page 3 of this prospectus, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" in our annual report on Form 10-K for the fiscal year ended October 31, 2001, filed on January 25, 2002 with the Securities and Exchange Commission, and our quarterly report on Form 10-Q for the quarter ended January 31, 2002, filed on March 18, 2002 with the Securities and Exchange Commission, contain a discussion of some of the factors that could contribute to those differences.

                                  OUR BUSINESS

OVERVIEW

     SBE, Inc. designs, markets, sells and supports high-speed intelligent communications controller and software products for use in telecommunications systems worldwide. Our products enable both traditional and emerging telecommunications service providers to deliver advanced communications products and services, which we believe help these providers compete more effectively in today's highly competitive telecommunications service market. Our products include WAN interface adapters and high performance communications controllers for workstations, media gateways, routers, internet access devices, home location registers and data messaging applications.

     Founded in 1961 as Linear Systems, Inc., we evolved from a supplier of radio communications equipment to a provider of comprehensive network communications solutions for original equipment manufacturers and end users. Over the last two years, we expanded our product lines to include our Highwire family of high performance telecommunications controllers. The Highwire family provides high bandwidth intelligent connectivity to servers designed to act as gateways and signaling points within telecommunication networks. The Highwire coprocessing controllers enable operators of wireline and wireless networks to deliver Intelligent Network and Advanced Intelligent Network services such as

Caller ID, voice messaging, personal number calling, Service Provider Local Number Portability and customized routing and billing, as well as digital wireless services such as Personal Communications Systems and Global System for Mobile Telecommunications. The Highwire products are designed for integration with standard server platforms that will enable traditional carriers and new telecom entrants to pursue cost-reduced and performance-enhanced network architectures based on Internet Protocol, Asynchronous Transfer Mode or other "packet" technologies. We are focusing substantial resources on the continued development, marketing and sales activities for the Highwire products.

     On July 14, 2000, we acquired LAN Media Corporation, a privately-held wide area networking adapter company headquartered in Sunnyvale, California. In the acquisition, we issued approximately 316,000 shares of our common stock for all of LAN Media's outstanding common stock. The acquisition was accounted for as a pooling of interests under Accounting Principles Board Opinion No. 16.

     We market, sell and support four lines of high-speed intelligent communications controller products: Highwire, Wan Adapter, WanXL and VMEbus. All of these products are sold primarily to original equipment manufacturers. These products are often customized for a specific customer's application, and they support applications in a broad spectrum of industrial and commercial markets. Markets and application areas that our products serve include cellular network data communication, data networking, process control, medical imaging, CAE/automated test equipment, military defense systems and telecommunications networks.

     Our Highwire communications controllers leverage our core technology strength into the telecommunications applications market. Our Wan Adapter products are focused on the need for wide area network connectivity in customer premise equipment such as routers, firewalls, virtual private network servers and network switches. Our WanXL products are designed for applications that require high-performance and high-speed communications capability such as transmission of financial data and real time video data. Our VMEbus products are designed for high reliability industrial applications and are used in many wireline, wireless, and satellite based communications networks. All of these products, except the Wan Adapter products, are "intelligent," containing their own microprocessors and memory. This architecture allows these communications controllers to offload many of the lower-level communications tasks that would typically be performed by the host platform, improving overall system performance. The Wan Adapter products are designed to be low cost and high performance connectivity products that provide developers of customer premise equipment with an easy to integrate WAN interface for their systems. All four product lines are supported by communications software developed both by us and a variety of third party partners.

                                  RISK FACTORS

     An investment in our common stock involves a high degree of risk. We operate in a dynamic and rapidly changing environment that involves numerous risks and uncertainties. You should carefully consider the factors described below in addition to other information contained in this prospectus or incorporated by reference into this prospectus before purchasing our shares. Additional risks and uncertainties not presently known to us or that we currently see as immaterial may also impair our business operations.

                       RISKS ASSOCIATED WITH OUR BUSINESS

WE  DEPEND  ON  A  LIMITED  NUMBER OF CUSTOMERS FOR A SIGNIFICANT PORTION OF OUR
SALES.

     Most of our sales are derived from a limited number of customers. A significant reduction in orders from any of our customers, particularly Compaq Computer, would have a material adverse effect on our operating results and financial condition. In fiscal 2001, sales to Compaq Computer accounted for 34% of our net sales. We expect that sales to Compaq Computer will also constitute a substantial portion of our net sales in fiscal 2002. There can be no assurance that we will succeed in attracting new customers or that we will retain existing customers. Orders by our customers are affected by factors such as:

     -    new product introductions;

     -    product life cycles;

     -    inventory levels;

     -    manufacturing strategy;

     -    contract awards;

     -    competitive conditions; and

     -    general economic conditions.

     Our sales to any single customer are also subject to significant variability from quarter to quarter due to the foregoing factors. Such fluctuations may have a material adverse effect on our operating results and cash flows.

WE  MAY  NOT  BE  ABLE  TO  MARKET  AND  SELL  NEW  PRODUCTS  SUCCESSFULLY.

     If our Highwire products or other new products developed by us do not gain market acceptance, our business, operating results and financial condition would be materially adversely affected. Since late 1998, we have focused a significant portion of our research and development, marketing and sales efforts on Highwire products. The success of these products is dependent on several factors, including:

     - timely completion of new product designs;

     - achievement of acceptable manufacturing quality and yields;

     - introduction of competitive products by other companies; and

     - market acceptance of our products.

     We cannot assure you that our products will be successful or gain market acceptance in light of these factors.

WE  ARE  SUBJECT  TO  SIGNIFICANT  COMPETITION.

      The market for communications products is highly competitive. We cannot assure you that we will be able to compete successfully with our existing competitors or will be able to compete successfully with new competitors. We compete directly with traditional vendors of terminal servers, modems, remote control software, terminal emulation software and application-specific communications solutions. We also compete with suppliers of routers, hubs, network interface cards and other data communications products. In the future, we expect competition from companies offering client/server access solutions based on emerging technologies such as switched digital telephone services. In addition, we may encounter increased competition from operating system and network operating system vendors to the extent such vendors include full communications capabilities in their products. We may also encounter future competition from telephony service providers (such as AT&T or the regional Bell operating companies) that may offer communications services through their telephone networks. Increased competition with respect to any of our products could result in price reductions and loss of market share, which would adversely affect our business, operating results and financial condition. Many of our current and potential competitors have greater financial, marketing, technical and other resources than we do.

OUR  QUARTERLY  RESULTS  FLUCTUATE.

     Our quarterly operating results have fluctuated significantly in the past and are likely to fluctuate significantly in the future due to several factors, some of which are outside our control. Further, it is likely that in some future quarter our revenues or operating results will be below the expectations of public market analysts and investors. In such event, the price of our common stock is likely to be materially adversely affected. Some of the factors that may cause our quarterly results to fluctuate include:

     -    timing of significant orders from customers;

     - fluctuating market demand for, and declines in, the average selling prices of our products;

     -    delays in the introduction of our new products;

     -    competitive product introductions;

     -    the mix of products sold;

     -    changes in our distribution network;

     -    the failure to anticipate changing customer product requirements; and

     - the cost and availability of components and general economic conditions.

     We generally do not operate with a significant order backlog, and a substantial portion of our revenues in any quarter is derived from orders booked in that quarter. Accordingly, our sales expectations are based almost entirely on our internal estimates of future demand and not on firm customer orders. Based on the foregoing, we believe that quarterly operating results are likely to vary significantly in the future and that period-to-period comparisons of our results of operations are not necessarily meaningful and should not be relied upon as indications of future performance.

OUR MARKET IS CHARACTERIZED BY RAPIDLY CHANGING TECHNOLOGIES THAT REQUIRE US TO MEET AND ADAPT TO CHANGING CUSTOMER REQUIREMENTS.

     The markets for our products are characterized by rapidly changing technologies, evolving industry standards and frequent new product introductions. There can be no assurance that we will be successful in identifying, developing, manufacturing and marketing new products or enhancing our existing products. In addition, there can be no assurance that services, products or technologies developed by others will not render our products noncompetitive or obsolete. Our future success will depend on our ability to enhance our existing products and to introduce new products and features to meet and adapt to changing customer requirements and emerging technologies such as Integrated Services Digital Network, Frame Relay, Asymmetric Digital Subscriber Line and Asynchronous Transfer Mode.

WE  DEPEND  ON  A  LIMITED  NUMBER  OF  KEY  EMPLOYEES.

     We are highly dependent on the technical, management, marketing and sales skills of a limited number of key employees. The loss of the services of any key employees could adversely affect our business and operating results. We do not have employment agreements with, or life insurance on the lives of any of our key employees.

WE  NEED  TO  RECRUIT  AND  RETAIN  QUALIFIED  PERSONNEL.

      Our success also depends on our ability to continue to attract and retain additional highly talented personnel. There can be no assurance that we will be successful in retaining our key employees or that we can attract or retain additional skilled personnel as required. Competition for qualified personnel in the networking industry, and in the San Francisco Bay Area, is intense.

WE  DEPEND  ON  KEY  SUPPLIERS.

     The chipsets used in our products are currently available only from Motorola. In addition, certain other components used in our products are currently available only from single suppliers. The inability to obtain sufficient key components as required, or to develop alternative sources if and as required in the future could result in delays or reductions in product shipments, which in turn would have a material adverse effect on our business, operating results and financial condition.

WE  DEPEND  ON  A  SINGLE  CONTRACT  MANUFACTURER.

     We have entered into an exclusive manufacturing service agreement with XeTel Corporation, a contract manufacturing company headquartered in Austin, Texas. Under this agreement, XeTel is to manufacture all of our products until at least May 2002. The agreement is now month to month, and we are evaluating other contract manufacturers to take the place of, or provide manufacturing services in addition to XeTel. We are dependent on XeTel's ability to manufacture our products according to specifications and in required volumes on a timely basis. The failure of XeTel to perform its obligations under the manufacturing service agreement could have a material adverse effect on our business, operating results and financial condition.

WE MAY BE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY, WHICH COULD REDUCE OR ELIMINATE ANY COMPETITIVE ADVANTAGE WE HAVE.

     Although we believe that our future success will depend primarily on continuing innovation, sales, marketing and technical expertise, the quality of product support and customer relations, our success also depends upon our ability to protect the proprietary technology contained in our products. We do not currently hold any patents and rely on a combination of copyright, trademark, trade secret laws and contractual provisions to establish and protect proprietary rights in our products. There can be no assurance that steps taken by us in this regard will be adequate to deter misappropriation or independent third-party development of our technology. Although we believe that our products and technology do not infringe on the proprietary rights of others, there can be no assurance that third parties will not assert infringement claims against us. Third party infringement claims would subject us to additional legal expense and could divert management resources.

OUR  FUTURE  CAPITAL  NEEDS  MAY  EXCEED  OUR  ABILITY  TO  RAISE  CAPITAL.

     The development and marketing of our products is capital-intensive. There can be no assurance that additional financing, if required, will be available on reasonable terms or at all. To the extent that additional capital is raised through the sale of additional equity or convertible debt securities, the issuance of such securities could result in additional dilution to our stockholders. We believe that our existing cash balances, working capital line of credit with a bank, and our anticipated cash flow from operations will satisfy our financing requirements for the next twelve months. However, rapid revenue growth may require that we seek additional capital to meet our working capital needs beyond the next 12 months. Likewise, a further decline in future orders and revenues might have a similar effect should we be unable to reduce our expenses to the degree necessary to avoid incurring losses.

WE  NEED  TO  SUCCESSFULLY  INTEGRATE  OUR  ACQUISITIONS.

     If we engage in acquisitions or divestitures in future periods, we may not be able to address the risks associated with these acquisitions or divestitures, and our business may be harmed. In the future, we may continue to acquire companies, technologies or products or to sell or discontinue some of our technologies or products in future periods. Our acquisitions involve numerous risks, including the use of significant amounts of our cash, diversion of the attention of our management from our core business, loss of our key employees and significant expenses and write-offs. Incremental acquisition related charges including in-process research and development and amortization of intangibles or divestitures of profitable technologies or products could adversely impact our profitability. The success of these acquisitions depends upon our ability to timely and successfully develop, manufacture and gain market acceptance for the products we acquired.

                       RISKS ASSOCIATED WITH THIS OFFERING

TRADING  IN  OUR  COMMON STOCK MAY BECOME MORE DIFFICULT BECAUSE FEWER INVESTORS
MAY  BE  WILLING  TO  PURCHASE  OUR COMMON STOCK AND OUR STOCK PRICE MAY DECLINE
BECAUSE OUR COMMON STOCK IS LISTED ON THE NASDAQ SMALLCAP MARKET, AND WE MAY EVENTUALLY BECOME TRADED ON THE OTC BULLETIN BOARD.

     On May 9, 2002 our common stock was transferred from the Nasdaq National Market to the Nasdaq SmallCap Market. In order to remain listed on the Nasdaq SmallCap Market we must meet various requirements, including maintaining a minimum bid price of $1.00, a minimum market value of our public float of $1.0 million and a stockholders' equity minimum of $2.5 million. If we fail to maintain the standards necessary to remain listed on the Nasdaq SmallCap Market, we may be forced to conduct trading in our common stock on the OTC Bulletin Board or in the over-the-counter market in what is commonly referred to as the "pink sheets." Our common stock price may decline as a result of the listing of our common stock on the Nasdaq SmallCap Market or the OTC Bulletin Board. Both markets are seen as less prestigious and less efficient, making it more difficult to trade in our common stock. The liquidity of our common stock would then be adversely impacted. Certain analysts may no longer provide research coverage of SBE, making it more difficult for investors to keep apprised of our corporate developments. In addition, our stock could potentially be subject to what are known as the "penny stock" rules, which place additional requirements on broker-dealers who sell or make a market in such securities. Consequently, the ability or willingness of broker-dealers to sell or make a market in our common stock may decline. Further, our ability to raise additional capital through the issuance of stock could be seriously impaired because investors, including many institutional investors, may be unwilling or unable to purchase shares of our common stock.

THE MARKET PRICE FOR OUR COMMON STOCK IS LIKELY TO BE VOLATILE AND YOU MAY NOT BE ABLE TO RESELL YOUR SHARES AT OR ABOVE YOUR PURCHASE PRICE.

     The market price of our common stock has been subject to wide fluctuations and is likely to be volatile in the future. The market price of our common stock could fluctuate for many reasons, including:

     -    our financial performance or the performance of our competitors;

     - technological innovations or other trends or changes in the communications industry;

     -    the introduction of new products by us or our competitors;

     -    the arrival or departure of key personnel;

     - acquisitions, strategic alliances or joint ventures involving us or our competitors;

     - changes in estimates of our performance or recommendations by securities analysts;

     - decisions by major participants in the communications industry not to purchase products from us or to pursue alternative technologies;

     - decisions by investors to de-emphasize investment categories, groups or strategies that include our company or industry; and

     - market conditions in the industry, the financial markets and the economy as a whole.

     In addition, stock markets have experienced extreme price and trading volume volatility in recent years. This volatility has had a substantial effect on the market prices of securities of many high technology companies for reasons frequently unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of our common stock. When the market price of a company's stock drops significantly in a short time period, stockholders often institute securities class action lawsuits against the company. A lawsuit against us could cause us to incur substantial costs and could divert the time and attention of our management and other resources.

DELAWARE LAWS AND PROVISIONS IN OUR CHARTER DOCUMENTS CONTAIN PROVISIONS THAT COULD DELAY OR PREVENT A CHANGE IN CONTROL.

     We are subject to the Delaware anti-takeover laws, which may delay or deter a third party from acquiring us. These laws prevent us from engaging in a merger or sale of more than 10% of our voting stock with any stockholder, including all affiliates and associates of any stockholder, who owns 15% or more of our outstanding voting stock, for three years following the date that such stockholder acquired 15% or more of our voting stock, unless:

     - our board of directors approves the transaction where the stockholder acquires 15% or more of our voting stock;

     - after the transaction where the stockholder acquires 15% or more of our voting stock, the stockholder owns at least 85% of our outstanding voting stock, excluding shares owned by directors, officers and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held under the plan will be tendered in an exchange or tender offer; or

     - on or after this date, the merger or sale is approved by the board of directors and the holders of at least two thirds of the outstanding voting stock that is not owned by the stockholder.

     In addition, our certificate of incorporation and bylaws include a number of provisions that may deter or impede hostile takeovers or changes of control of management. These provisions include:

     - a board of directors classified into three classes of directors with staggered three-year terms;

     - the authority of the board of directors to issue up to 2,000,000 shares of preferred stock, and to determine the price, rights, preferences and privileges of these shares, without stockholder approval;

     - elimination of the ability of stockholders to act by written consent instead of at a duly called meeting of stockholders; and

     - the indemnification of officers and directors against losses incurred during investigations and legal proceedings resulting from their service to us.

                                 USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the shares of common stock offered by the selling stockholders.

                                 DIVIDEND POLICY

     We have never declared or paid any cash dividends on our capital stock. We intend to retain any future earnings to support operations and to finance the growth and development of our business and we do not anticipate paying cash dividends for the foreseeable future.

                              SELLING STOCKHOLDERS

     In connection with the private placement of 555,556 shares of our common stock and a warrant to purchase 111,111 shares of our common stock to Stonestreet Limited Partnership, we agreed to register all of those shares for resale. In addition we paid a finders fee to Vintage Partners LLC. A portion of the finders fee was paid with a warrant to purchase 11,429 shares of our common stock, and we also agreed to register all of those shares for resale. Our registration of the shares of common stock does not necessarily mean that the selling stockholders will sell all or any of the shares.

     The following table sets forth certain information regarding the beneficial ownership of our common stock, as of May 1, 2002, by the selling stockholders. The information provided in the table below with respect to each selling stockholder has been obtained from that selling stockholder. Except as otherwise disclosed below, the selling stockholders have not, or within the past three years had any position, office or other material relationship with us. Because the selling stockholders may sell all or some portion of the shares of common stock beneficially owned by them, we cannot estimate the number of shares of common stock that will be beneficially owned by the selling stockholders after this offering. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which they provided the information regarding the shares of common stock beneficially owned by them, all or a portion of the shares of common stock beneficially owned by them in transactions exempt from the registration requirements of the Securities Act of 1933.

     Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to shares, subject to community property laws where applicable.

Selling Stockholder  Number of Shares  Shares Being Offered
-------------------  ----------------  --------------------
Stonestreet Limited
Partnership              666,667             666,667
-------------------  ----------------  --------------------
Vintage Partners
LLC                       11,429              11,429
-------------------  ----------------  --------------------

                              PLAN OF DISTRIBUTION

     The shares of common stock may be sold from time to time by the selling stockholders in one or more transactions at fixed prices, at market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. As used in this prospectus, "selling stockholders" includes donees, pledgees, transferees and other successors in interest selling shares received from the selling stockholders after the date of this prospectus as a gift, pledge, partnership distribution or other non-sale transfer. Upon receiving notice from the selling stockholders that a donee, pledgee, transferee or other successor in interest intends to sell more than 500 shares, we will file a supplement to this prospectus. The selling stockholders may offer their shares of common stock:

     - on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of sale, including the Nasdaq SmallCap Market;

     -    in the over-the-counter market;

     -    in private transactions;

     -    through options;

     -    by pledge to secure debts and other obligations; or

     -    a combination of any of the above transactions.

     The shares of common stock described in this prospectus may be sold from time to time directly by the selling stockholders. Alternatively, the selling stockholders may from time to time offer shares of common stock to or through underwriters, broker/dealers or agents. The selling stockholders and any underwriters, broker/dealers or agents that participate in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Any profits on the resale of shares of common stock and any compensation received by any underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. We have agreed to indemnify Stonestreet Limited Partnership against certain liabilities, including liabilities arising under the Securities Act of 1933. Stonestreet Limited Partnership may agree to indemnify any agent, dealer or broker-dealer that participates in the sale of shares of common stock described in this prospectus against certain liabilities, including liabilities arising under the Securities Act of 1933.

     Any shares covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold under Rule 144 rather than pursuant to this prospectus. The selling stockholders may elect to not sell the shares they hold. The selling stockholders may transfer, devise or gift such shares by other means not described in this prospectus. To comply with the securities laws of certain jurisdictions, the common stock must be offered or sold only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the shares of common stock may not be offered or sold unless they have been registered or qualified for sale or an exemption is available and complied with.

     Under the Securities Exchange Act of 1934, any person engaged in a distribution of the common stock may not simultaneously engage in market-making activities with respect to the common stock for five business days prior to the start of the distribution. In addition, each selling stockholder and any other person participating in a distribution will be subject to the Securities Exchange Act of 1934, which may limit the timing of purchases and sales of common stock by the selling stockholder or any such other person. These factors may affect the marketability of the common stock and the ability of brokers or dealers to engage in market-making activities.

     All expenses of this registration will be paid by us. These expenses include the SEC's filing fees and fees under state securities or "blue sky" laws.

                                  LEGAL MATTERS

     For the purpose of this offering, Cooley Godward LLP, San Francisco, California, is giving an opinion as to the validity of the common stock offered by this prospectus.

                                     EXPERTS

     The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended October 31, 2001, have been incorporated by reference on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN GET MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy these reports, proxy statements and other information at the SEC's public reference rooms at Room 1024, 450 Fifth Street, N.W., Washington, D.C., as well as at the SEC's regional office at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC's website at "http://www.sec.gov." In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 "K" Street, Washington, D.C. 20006.

     The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

     -    Annual report on Form 10-K for the year ended October 31, 2002;

     -    Quarterly report on Form 10-Q for the quarter ended January 31, 2002;

     -    Current report on Form 8-K, filed May 3, 2002; and

     - The description of the common stock contained in our registration statement on Form 8-A.

     You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

                           SBE,  Inc.
                           2305  Camino  Ramon,  Suite  200
                           San  Ramon,  California  95483
                           Attention:  Chief  Financial  Officer
                           (925)  355-2000

This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information incorporated by reference or provided in this prospectus and the registration statement. We have authorized no one to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                                   PROSPECTUS

                                    SBE, INC.
                          2305 CAMINO RAMON, SUITE 200
                           SAN RAMON, CALIFORNIA 94583
                           TELEPHONE:  (925) 355-2000

                                 678,096 SHARES

                                  COMMON STOCK

                                  MAY 23, 2002

                                     PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM  14.  OTHER  EXPENSES  OF  ISSUANCE  AND  DISTRIBUTION.

     The following table sets forth the costs and expenses, all of which will be paid by us, in connection with the distribution of our common stock being registered. All amounts are estimated, except the SEC registration fee:

              SEC  registration  fee     $     123
              Accounting  fees              10,000
              Legal  fees  and  expenses    10,000
              Miscellaneous                  5,000

              Total                      $  25,123
                                         =========


ITEM  15.  INDEMNIFICATION  OF  OFFICERS  AND  DIRECTORS.

     As permitted by Section 145 of the Delaware General Corporation Law, our Bylaws provide that (i) we are required to indemnify our directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law, (ii) we may, in our discretion, indemnify other officers, employees and agents as set forth in the Delaware General Corporation Law, (iii) to the fullest extent permitted by the Delaware General Corporation Law, we are required to advance all expenses incurred by our directors and executive officers in connection with a legal proceeding (subject to certain exceptions),
(iv) the rights conferred in our Bylaws are not exclusive, (v) we are authorized to enter into indemnification agreements with our directors, officers, employees and agents and (vi) we may not retroactively amend the Bylaws provisions relating to indemnity.

     We have entered into agreements with our directors and officers that require us to indemnify such persons against expenses, judgments, fines, settlements and other amounts that such person becomes legally obligated to pay (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was our director or officer or any of our affiliated enterprises. Our obligation to indemnify our officers and directors is subject to certain limitations set forth in the indemnification agreements. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

     Stonestreet Limited Partnership has entered into an agreement with us whereby it agrees, to the extent permitted by law, to indemnify and hold harmless SBE, and each person, if any, who controls SBE within the meaning of the 1933 Act, each officer of SBE who signs this registration statement, each director of SBE, each underwriter and each person who controls any underwriter within the meaning of the 1933 Act, against all losses, claims, damages or liabilities, joint or several, to which SBE or such officer, director, underwriter or controlling person may become subject under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in this registration statement, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse SBE and each such officer, director, underwriter and controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action, provided, however, that Stonestreet Limited Partnership will be liable hereunder in any such case if and only to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with information pertaining to such selling stockholder, as such, furnished in writing to SBE by Stonestreet Limited Partnership specifically for use in such registration statement or prospectus, and provided, further, however, that the liability of Stonestreet Limited Partnership hereunder shall be limited to the gross proceeds received by Stonestreet Limited Partnership from the sale of the common stock covered by this registration statement. The agreement also sets forth certain procedures that will apply in the event of a claim for indemnification thereunder.

ITEM  16.  EXHIBITS  AND  FINANCIAL  STATEMENT  SCHEDULES.

EXHIBIT
NUMBER     DESCRIPTION  OF  DOCUMENT

5.1        Opinion  of  Cooley  Godward  LLP

23.1       Consent  of  PricewaterhouseCoopers  LLP,  independent  accountants

23.2       Consent  of  Cooley  Godward LLP (reference is made to Exhibit 5.1)

24.1       Power  of  Attorney  (reference  is  made  to  the  signature  page)


ITEM  17.  UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers, and controlling persons pursuant to the provisions described in Item 15 or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

 WE  HEREBY  UNDERTAKE:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     We hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to the initial bona fide offering thereof.

                        SIGNATURES AND POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Ramon, State of California, on the 23rd day of May 2002.

                     By: /s/  David  W.  Brunton
                         -----------------------
                         David  W.  Brunton
                         Chief Financial Officer, Vice President, Finance and Secretary

                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William B. Heye and David W. Brunton, and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


SIGNATURE                       TITLE                        DATE


/s/  Raimon  L.  Conlisk      Chairman  of  the  Board         May  23,  2002
--------------------------
 (Raimon  L.  Conlisk)

/s/  William  B.  Heye        President,  Chief  Executive     May  23,  2002
--------------------------    Officer  and  Director
 (William  B.  Heye)          (principal  executive  officer)

/s/  David  W.  Brunton       Chief  Financial  Officer,       May  23,  2002
--------------------------    Vice President, Finance and
 (David  W.  Brunton)         Secretary  (principal  financial
                              and  accounting  officer)

/s/  Randall  L-W. Caudill    Director                         May  23,  2002
---------------------------
 (Randall  L-W.  Caudill)

/s/  Ronald  J.  Ritchie      Director                         May  23,  2002
---------------------------
 (Ronald  J.  Ritchie)

                                  EXHIBIT INDEX

EXHIBIT  NO.             DESCRIPTION  OF  DOCUMENT

5.1                      Opinion  of  Cooley  Godward  LLP
23.1                                            Consent  of  PricewaterhouseCoopers  LLP
23.2                     Consent  of  Cooley  Godward  LLP  (reference  is  made to Exhibit 5.1)
24.1                     Power  of  Attorney  (reference  is  made  to  the  signature  page)


